Exhibit 3.3

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CBS RADIO INC.

(Originally incorporated on October 24, 2000 under the name IBC MERGER CORP)

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

ARTICLE I

Name

The name of the Corporation is CBS Radio Inc.

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at such address is the Corporation Service Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “General Corporation Law”).

ARTICLE IV

Capital Stock

A.    The total number of shares of all classes of stock that the Corporation shall have authority to issue is 200,000,000 shares of Common Stock, par value $0.01 per share, which shall be in a single series (the “Common Stock”).

B.    Immediately upon the effectiveness of this Third Amended and Restated Certificate of Incorporation, each share of Series 1 Common Stock, par value $0.01 per share, and each share of Series 2 Common Stock, par value $0.01 per share, that is issued and outstanding immediately prior to such effectiveness shall be changed into and reclassified as one share of Common Stock.

C.    All issued and outstanding shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and powers. Except as required by law, with respect to all matters upon which stockholders of the Corporation are entitled to vote, the holders of the outstanding shares of Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class or series, and every holder of the outstanding shares of Common Stock shall be entitled to cast thereon one vote for each share of Common Stock standing in his name. Each share of Common Stock shall entitle the holders thereof to receive the same consideration on a per share basis in any transaction in which the majority of the voting power of the Corporation is sold, transferred or exchanged.

ARTICLE V

Directors

Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

Indemnification of Directors, Officers and Others

Each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted from time to time by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents (other than a director or officer) of the Corporation, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of the Corporation, with the same scope and effect as the foregoing indemnification of directors and officers of the Corporation. The Corporation shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Third Amended and Restated Certificate of Incorporation or otherwise by the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided.in this Article VI. Any amendment or repeal of this Article VI shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.

ARTICLE VII

Bylaws

The directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

Reorganization

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the ease may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shalt, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

Personal Liability of Directors or Officers

A.    To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director.

B.    The rights and authority conferred in this Article IX shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

C.    Neither the amendment, alteration or repeal or this Article IX, nor the adoption of any provision inconsistent with this Article IX, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, alteration or repeal with respect to acts or omissions occurring prior to such amendment, alteration, repeal or adoption.

ARTICLE X

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision of this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred on stockholders in this Third Amended and Restated Certificate of Incorporation are subject to this reservation.

[The Remainder of this Page is Intentionally Left Blank.]

In witness whereof, the undersigned has signed this Third Amended and Restated Certificate of Incorporation as of November        , 2017.

Name:
Position:

[Signature Page to the Third Amended and Restated Certificate of Incorporation of CBS Radio Inc.]

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